Exhibit 99.1

CITI TRENDS ANNOUNCES THIRD QUARTER 2013 RESULTS

Third quarter sales decreased 2.4%; comparable store sales increased 0.6%

Third quarter 2013 loss per share of $0.11 compared with $0.25 loss last year

SAVANNAH, GA (November 26, 2013) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the third quarter of fiscal 2013.

Financial Highlights — Third quarter ended November 2, 2013

Total sales in the third quarter ended November 2, 2013 decreased 2.4% to $145.4 million compared with $149.0 million in the third quarter ended October 27, 2012.  Comparable store sales increased 0.6% in the third quarter on a comparable weeks basis.

Net loss was $1.7 million, or $0.11 per diluted share, in the third quarter of fiscal 2013, compared with a net loss of $3.7 million, or $0.25 per diluted share, in the third quarter of fiscal 2012.  This year’s third quarter benefited by a pretax gain of $1.5 million on the sale of the Company’s former distribution center.  The gain had a positive impact on loss per diluted share of $0.06 in the third quarter of fiscal 2013.

The Company closed one store and relocated or expanded three stores in the third quarter of 2013, resulting in a total store count of 505 at the end of the quarter.

Financial Highlights — First three quarters ended November 2, 2013

Total sales in the first three quarters of fiscal 2013 decreased 2.9% to $465.0 million compared with $479.0 million in the same period of fiscal 2012.  Comparable store sales decreased 1.0% on a comparable weeks basis.  Net loss was $1.0 million, or $0.07 per diluted share, in the first three quarters of this year, compared with a net loss of $1.5 million, or $0.10 per diluted share, in last year’s first three quarters.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until December 3, 2013, by dialing (402) 977-9140 and entering the passcode, 21645980.  The live broadcast of the quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends occurring after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 505 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman & Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CITI TRENDS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	November 2, 2013	October 27, 2012
	(unaudited)	(unaudited)
Net sales	$145,362	$148,985
Cost of sales	92,074	97,808
Gross profit	53,288	51,177
Selling, general and administrative expenses	(52,148)	(51,132)
Depreciation and amortization	(5,454)	(5,970)
Asset impairment	(556)	(660)
Gain on sale of former distribution center	1,526	—
Loss from operations	(3,344)	(6,585)
Interest income	78	66
Interest expense	(49)	(50)
Loss before income tax benefit	(3,315)	(6,569)
Income tax benefit	(1,643)	(2,869)
Net loss	$(1,672)	$(3,700)

Basic net loss per common share	$(0.11)	$(0.25)
Diluted net loss per common share	$(0.11)	$(0.25)

Weighted average shares used to compute basic net loss per share	14,815	14,677
Weighted average shares used to compute diluted net loss per share	14,815	14,677

	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012
	(unaudited)	(unaudited)
Net sales	$465,011	$478,997
Cost of sales	294,878	308,739
Gross profit	170,133	170,258
Selling, general and administrative expenses	(155,976)	(154,733)
Depreciation and amortization	(16,716)	(18,153)
Asset impairment	(1,237)	(660)
Gain on sale of former distribution center	1,526	—
Loss from operations	(2,270)	(3,288)
Interest income	213	194
Interest expense	(145)	(163)
Loss before income tax benefit	(2,202)	(3,257)
Income tax benefit	(1,201)	(1,736)
Net loss	$(1,001)	$(1,521)

Basic net loss per common share	$(0.07)	$(0.10)
Diluted net loss per common share	$(0.07)	$(0.10)

Weighted average shares used to compute basic net loss per share	14,789	14,662
Weighted average shares used to compute diluted net loss per share	14,789	14,662

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS (unaudited)

(in thousands)

	November 2, 2013	October 27, 2012
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$47,585	$36,195
Short-term investment securities	18,218	4,734
Inventory	123,203	146,700
Prepaid and other current assets	18,882	20,023
Assets held for sale	—	1,415
Property and equipment, net	60,979	76,197
Long-term investment securities	20,052	14,957
Other noncurrent assets	6,950	2,268
Total assets	$295,869	$302,489

Liabilities and Stockholders’ Equity:
Accounts payable	$58,929	$67,098
Accrued liabilities	29,488	25,691
Other current liabilities	2,397	2,544
Noncurrent liabilities	8,416	11,126
Total liabilities	99,230	106,459

Total stockholders’ equity	196,639	196,030
Total liabilities and stockholders’ equity	$295,869	$302,489